CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated February 28, 2020 on the financial statements and financial highlights of iM DBi Managed Futures Strategy ETF and iM DBi Hedge Strategy ETF, each a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the December 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 24, 2020